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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check this box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    Blue,                           Michael                        M.
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        (Last)                      (First)                        (Middle)

    500 East Robinson
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                                   (Street)

    Norman,                         OK                                73071
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Medcare Technologies, Inc. (MCAR)
                                             ----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
               --------------

4.  Statement for Month/Year 12/99
                             --------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                      (specify below)

7.  Individual or Joint/Group Filing  (check applicable line)

    _X_ Form Filed by One Reporting Person

    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock                 9/4/96       P             4,000    A                   4,000               D
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* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                                                                          (over)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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1996 Stock Option Plan             $4.50               6/18/96             J                      40,000         0
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1997 Stock Option Plan             $4.50               11/1/96             J                      60,000         0
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1997 Stock Option Plan             $6.50               11/1/96             J                      15,000         0
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1998 Stock Option Plan             $9.00               3/16/97             J                      20,000         0
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 -------------------------------------------------                           Owned                 (D) or             ship
 Date          Expira-                   Amount or                           at End                Indi-              (Instr. 4)
 Exer-         tion         Title        Number of                           of Year               rect (I)
 cisable       Date                      Shares                              (Instr. 4)            (Instr. 4)

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6/18/96         6/20/01   Common Stock   40,000            $4.50            40,000             D
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11/1/96        11/18/01   Common Stock   60,000            $4.50            60,000             D
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11/1/96          7/1/05   Common Stock   15,000            $6.50            15,000             D
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3/16/98         3/16/02   Common Stock   20,000            $9.00            20,000             D
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Explanation of Responses:

In Item 4, Transaction Code "J" is listed because the options continue to be held by the original holder. No options have been converted into stock or otherwise disposed of.
                                                                             /S/ Dr. Michael M. Blue             February 11, 2000
                                                                             ------------------------            -----------------
                                                                             **Dr. Michael M. Blue                     Date

   **  Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB Number.                                                                                  Page 2